Exhibit 99.1

A BANKER’S PROFESSIONAL CODE OF ETHICS

No profession or industry has maintained higher standards of conduct nor provided greater public service than the Banking industry. Banks have traditionally recognized their duty to act in a manner of public trust and confidence. This has never been more important than it is today. Due to the events of September 11, 2001, banks have become partners with the federal government in fighting the funding of terrorism and money laundering activities. Each employee is required to abide by the spirit and letter of these anti terrorism laws and regulations.

A Banker’s reputation for integrity is perhaps its most valuable asset and is determined by the conduct of its officers and employees. Each of us must strive to avoid situations that raise questions of ethics between the staff member and the Bank, or its shareholders or customers. The following is our Bank’s official policy. All officers and employees are expected to adhere to both the letter and the spirit of this policy. Exceptions will require prior written approval by the president. All staff members are expected to comply with the provisions of the Code of Conduct and Conflict of Interest policies discussed in this handbook.

All officers, directors and employees must provide accurate and timely disclosure of information necessary for the bank’s required regulatory reporting. Officers, directors and employees are obligated to report activities which s/he reasonably believes violate laws and/or regulations pertaining to our bank.

Confidential information acquired through the course of employment about the Bank and its customers and suppliers is to be used solely for banking purposes and not a basis for furthering a private interest or as a means of personal gain.

A staff member may not seek, gain access to, nor disclose confidential information of customers or Bank employees for any unauthorized purpose. This includes credit information, account data and any other confidential information possessed by the Bank. Disclosure of such information to other Bank personnel should be kept to a minimum on a need-to-know basis. Adherence to the bank’s privacy policy is essential with regard to nonpublic information about our customers and employees.

Our customers must have complete trust in our ability to handle confidential information. Should you have a request for information which you are not authorized to release, refer that request to your supervisor or a bank officer.

In summary, all staff members must conduct themselves in a way that will reflect positively on the Bank and will enhance the confidence of our customers in our ability to effectively work for them and for the betterment of the communities which we serve.